Exhibit 4.64
English Translation
China Oceanwide Holdings Group Co., Ltd.
and
Century Effort Limited
and
EO Publications Development Limited
and
Beijing Taide Advertising Co., Ltd.

PURCHASE AGREEMENT
IN RESPECT OF
SHARES IN THE CAPITAL OF
EO PUBLICATIONS DEVELOPMENT LIMITED AND
OTHER EQUITY INTERESTS SET OUT HEREIN

May 12, 2010

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into by and among the following parties on 12 May, 2010 in Beijing, PRC:
BETWEEN
1.
China Oceanwide Holdings Group Co., Ltd., a company incorporated under the laws of the PRC with registration number 100000000007739 and its registered address located at 20F, Tower A, Minsheng Financial Center, No. 28 Jianguomennei Avenue, Dongcheng District, Beijing, as Purchaser (“Purchaser”);

2.
EO Publications Development Limited, a company incorporated under the laws of the British Virgin Islands, with registration number 1573253 and its registered address located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”);

3.
Century Effort Limited, a company incorporated under the laws of the British Virgin Islands with registration number 1524622 and its registered address located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, as Vendor (“Vendor”);

4.	Beijing Taide Advertising Co., Ltd., a company incorporated under the laws of the People’s Republic of China with registration number 1101081806271, as Covenantor (“Covenantor”).
WHEREAS
A.	The Vendor holds the legal and beneficial interest in the Company Share (representing all of the total issued share capital for the Company).
B.
The Purchaser desires to purchase and the Vendor wish to sell to the Purchaser all of the Company Shares it owns and sells and procure the sale of some other equity interests as stipulated in this Agreement subject to the terms and conditions set out in this Agreement.

C.
The Covenantor holds 100% equity interests of Jingguanxincheng and 50% equity interests of Jingshijingguan, Jingguanxincheng holds the remaining 50% equity interests in Jingshijingguan, and the Company is the defacto controller of Jingguanxincheng and Jingshijingguan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the sufficiency, adequacy and receipt of which are hereby acknowledged, the Purchaser, the Company, the Vendor and the Covenantor do hereby agree as follows:
1.	DEFINITIONS
1.1	Definitions. The following terms, as used herein, have the following meanings:
“PRC “ means the People’s Republic of China;
“Jingguanxincheng” means Beijing Jingguanxincheng Advertising Co., Ltd, a company incorporated under the laws of PRC with registration number 1101111930073 and registered address located at No. 18-C66 Jianshe Road, Kaixuan Avenue, Fangshan District, Beijing, PRC, the particulars of which are set out in Appendix B;

“Jingshijingguan” means Beijing Jingshijingguan Advertising Co., Ltd, a company incorporated under the laws of PRC with registration number 1101111970696 and registered address located at No. 18-C68 Jianshe Road, Kaixuan Avenue, Fangshan District, Beijing, PRC, the particulars of which are set out in Appendix B;
“PRC Companies” means, collectively, Jingguanxincheng and Jingshijingguan;
“Siwei Media” means, Beijing Siwei Media Advertising Co., Ltd.
“Affiliates” of a specified Person means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such specified Person or, in the case of a natural Person, such Person’s spouse, parents and descendants (whether by blood or adoption and including stepchildren);
“Business Day” means any Monday, Tuesday, Wednesday, Thursday and Friday on which banks in Hong Kong or the PRC are required or permitted by laws to be open;
“Foreign Closing” has the meaning ascribed to it in Clause 2.2;
“PRC Closing” has the meaning ascribed to it in Clause 3.1;
“Alteration Registration Date of Domestic Equity Interests” has the meaning ascribed to it in Clause 3.1 (f);
“Closing Date” means the latter of the Alteration Registration Date of Domestic Equity Interests of Jingguanxincheng and Jingshijingguan;
“Alteration Registration Date of Foreign Equity Interests” means the date for registration of the ownership of the equity interests in the Company in the name of the Purchaser;
“Closing Payment” has the meaning ascribed to it in Clause 4;
“Financial Statements”, means, to Jingguanxincheng and Jingshijingguan respectively, the financial statements of Jingguanxincheng and Jingshijingguan as of March 31, 2010 as set out in Appendix F and Appendix G.

“Accounting Date” means, to Jingguanxincheng and Jingshijingguan respectively, the cutoff date of the financial statements of Jingguanxincheng and Jingshijingguan as set out in Appendix F and Appendix G.
“Company Shares” means all of the share capital of the Company being ordinary shares each with a par value of US$1.00 in the capital of the Company;
“Governmental Department” means any court, regulatory body, administrative agency or commission or other governmental body, whether domestic or overseas;
“Person” or “Persons” means any natural person, corporation, company, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization including any Governmental Department;
“Approval” means any consent, approval, permit, license, order, or authorization of or registration, declaration, or filing with or exemption by or from a Governmental Department;
“Control”, “Controls”, “Controlled” (or any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting equity interests in such other Person;
“Domestic Equity Interests” means all the equity interests of Jingguanxincheng and Jingshijingguan on the execution date of this Agreement (for Jingshijingguan, including 50% shares held by Jingguanxincheng and 50% shares held by Covenantor), particulars of which are set in Appendix B, as well as relevant assets interests contemplated in this Agreement.
“Designee” means China Oceanwide International Holdings Co., Ltd. (an offshore company, with its English name of China Oceanwide International Holdings Co., Ltd.), designated by the Purchaser, to pay Foreign Closing Payment to the Vendor and being transferred the Company Shares;
“Disclosing Party” has the meaning ascribed to it in Clause 9.4;
“PRC Closing Payment” means the payment of Domestic Equity Interests, which shall be determined in accordance with Clause 4.2;
“Foreign Closing Payment” means the payment of all the Company Shares, which shall be determined in accordance with Clause 4.1;
“Encumbrance” means and includes any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of first refusal) or any mortgage, charge, pledge, lien or assignment or any other encumbrance, priority or security interest or arrangement of whatsoever nature over or in the relevant property;

“Group” means, collectively, the Company and the PRC Company;
“Share Arrangements and Business Operation Agreements” means contracts, agreements and documents set out in Appendix A;
“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;
“Indemnified Party” has the meaning ascribed to it in Clause 7.4;
“Indemnifying Party” has the meaning ascribed to it in Clause 7.4;
“Losses” has the meaning ascribed to it in Clause 7;
“Non-Disclosing Parties” has the meaning ascribed to it in Clause 9.4;
“RMB” or “Renminbi” means the lawful currency of the PRC;
“US$” and “US Dollars” means the lawful currency of the United States of America;
“XSEL” refers to Xinhua Sports & Entertainment Limited, a Cayman Island incorporated company.
1.2	Interpretation. In this Agreement:
(a)	the headings are inserted for convenience only and shall not affect the construction of this Agreement;
(b)
references to statutory provisions shall be construed as references to those provisions as of the date of this Agreement, as amended or re-enacted or as their application is modified by other statutory provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification);

(c)	all time and dates in this Agreement shall be PRC time and dates except where otherwise stated;
(d)	references herein to clauses, recitals and appendices are to clauses, recitals of and apendixes to this Agreement.
1.3
Recitals and Appendix. All recitals and appendices form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the recitals and appendices.

2.	SALE AND PURCHASE OF COMPANY SHARES
2.1
Sale and Purchase of Company Shares. Subject to the terms and conditions set out in this Agreement, the Purchaser or the Designee agrees with the Vendor to purchase for the Foreign Closing Payment all of the Company Shares, and the Vendor and Covenantor agree to procure to sell or cause to be sold to the Purchaser or Designee for PRC Closing Payment, all of the Domestic Equity Interests. All parties hereby confirm that, the Vendor and the Covenantor will abandon the undistributed profit of the PRC Company ever since 2006, and at the premise that the Foreign Closing and PRC Closing has completed in accordance with this Agreement, and the Purchaser and Designee have paid the Vendor and Covenantor or any their designee the payments as stipulated in this Agreement (or any other related agreements):

(a)
Beginning from the Alteration Registration Date of Foreign Equity Interests, the Purchaser or the Designee shall own all of the Company Shares, as well as the dividends (which includes any kinds of dividends) starting from April 1, 2010. In addition, the Vendor covenants that the Company Shares are free from all options, liens, charges, pledges, claims, agreements, Encumbrances, equities and other third party rights of any nature whatsoever before and at Alteration Registration Date of Foreign Equity Interests. With respect to the Company Shares, the Vendor and the Covenantor shall unconditionally afford all the liabilities generated in case there is any options, liens, charges, pledges, claims, agreements, Encumbrances, equities and other third party rights of any nature whatsoever before or on the Alteration Registration Date of Foreign Equity Interests which cause the Purchaser being alleged the recourse by any third parity, or any of the Company, the PRC Company or the Purchaser to afford any liabilities.

(b)
Beginning from the respective Alteration Registration Date of Domestic Equity Interests in respect of Jingguanxincheng and Jingshijingguan, the Purchaser or the Designee shall own relevant Domestic Equity Interests. In addition, the Vendor and the Covenantor covenant that the Domestic Equity Interests are free from all options, liens, charges, pledges, claims, agreements, Encumbrances, equities and other third party rights of any nature whatsoever on the Alteration Registration Date of Domestic Equity Interests. With respect to the Domestic Equity Interests, the Vendor and the Covenantor shall unconditionally afford all the liabilities generated in case there is any options, liens, charges, pledges, claims, agreements, Encumbrances, equities and other third party rights of any nature whatsoever before or on the Alteration Registration Date of Domestic Equity Interests which cause the Purchaser being alleged the recourse by any third party, or any of the Company, the PRC Company or the Purchaser to afford any liabilities.

2.2
Foreign Closing. The sale and purchase of Company Shares (“Foreign Closing”) shall take place at a place agreed by the parties. The occurance of the Alteration Registration Date of Foreign Equity Interests shall be deemed as the completion of the Foreign Closing.

2.3
The Vendors’ Closing Obligations. Within 7 Business Days of the execution of the Agreement, the Vendor and the Covenantor shall deliver or procure to be delivered to the Purchaser or the Designee the following documents:

(a)
duly completed and signed instrument of transfers of the Company Shares hold by the registered shareholders thereof in favour of the Purchaser or any entity as it may designate together with the share certificates representing the applicable Company Shares;

(b)	duly completed and signed letters of resignation from existing directors and company secretary (where applicable) of the Company;
(c)
completion of the resignation of the existing directors and company secretary (where applicable), the appointment of the persons nominated by the Vendor or Designee to be new directors and company secretary, execution of shareholders’ and directors’ resolution approving the transfer of the Company Shares;

(d)	any books and records of the Company (if any);

(e)	any seal , specimen signature and credit voucher of the Company (if any);
(f)	written notice issued to the BVI agent of the Company notifying them of the change in authorised contact person;
(g)	relevant documents submitted to registration authority in order to register the transfer of Company Shares and cause the Purchaser or the Designee to be duly registered as shareholder of the Company.
3.	SALE AND PURCHASE OF DOMESTIC ENQUITY INTERESTS
3.1
Domestic Equity Interests. At the same time the execution of this Agreement, the Vendor and the Covenantor shall, as soon as practicable, procure and ensure the transfer of all the Domestic Equity Interests to the Purchaser or Designee(“PRC Closing”), the occurrence of the latter of the Alteration Registration Date of the Domestic Equity Interests in respect of Jingguanxincheng and Jingshijingguan shall be deemed as the completion of the PRC Closing and the Vendor and the Covenantor shall guarantee to fulfil the following procedures:

(a)
Provision of a statement by the Covenantor at the execution date of this Agreement, listing all the cash income and expenses of Jingguanxincheng and Jingshijingguan from the Accounting Date till the execution date of this Agreement (as stated in Appendix H), and all the documents binding upon Jingguanxincheng and Jingshijingguan executed during the same period (as stated in Appendix E);

(b)
On the date this Agreement is executed or the following date, the Covenantor to execute with the Purchaser or Designee the Share Transfer Agreement with respect to the Domestic Equity Interests of Jingguanxincheng and Jingshijingguan, to sell and transfer all of the Domestic Equity Interests;

(c)	The resignation of the present directors and legal representative of Jingguanxincheng and Jingshijingguan;
(d)	Amending the articles of association of Jingguanxincheng and Jingshijingguan;
(e)
Completely settling the current account (as disclosed in Appendix I) generated between Jingguanxincheng or Jingshijingguan as one party and XSEL or any of its Affiliates as the other before the Closing Date; and

(f)
the registration of the ownership of the Domestic Equity Interests in the name of the Purchaser or Designee (the “Alteration Registration Date of Domestic Equity Interests”,for Jingguanxincheng, the registration of 100% equity interests of Jingguanxincheng held by Covenantor in the name of the Purchaser or Designee; for Jingshijingguan, the registration of 50% of Jingshijingguan held by Covenantor in the name of the Purchaser or Designee).

3.2
Frozen Period. The Vendor and the Covenantor warrant and represent to the Purchaser that, unless the consent of the Purchaser is obtained, the Company , Jingguanxincheng and Jingshijingguan shall not sign any contract, agreement and memorandum or other documents binding on Company, Jingguanxincheng or Jingshijingguan during the period from the execution date of this Agreement to the relevant Alteration Registration Date of Domestic Equity Interests (the “Frozen Period of Company”). Furthermore, the Covenantor warrant and represent, unless the consent of the Purchaser is obtained, Covenantor shall not sign any documents in relation to the Company, Jingguanxincheng or Jingshijingguan (except for the documents for the equity transfer stated herein) during the Frozen Period of Company. The documents executed by the Company, Jingguanxincheng or Jingshijingguan pursuant to the requirements by the Governmental Department (e.g. relevant documents filed with the relevant Governmental Department to pay the taxes) shall not apply, however, the Purchaser shall be informed .

3.3
Transfer Procedures. The Vendor and the Covenantor undertake to the Purchaser that as soon as practicable after the execution and delivery of this Agreement and within seven (7) Business Days from the payment by the Purchaser and the Designee set out in Clause 4.1(b) and Clause 4.2(c), they shall assist the Purchaser, the Designee, Jingguanxincheng and Jingshi Jingguan to file and submit all documents required for the equity transfer of the Domestic Equity Interests to relevant Governmental Department.

3.4
Governance Documents of PRC Company. At the Alteration Registration Date of Domestic Equity Interests in respect of Jingguanxincheng and Jingshijingguan, the Vendor and the Covenantor shall deliver all of the record books, records, filings, documents, certificates, company chops and financial chops of Jingguanxincheng and Jingshijingguan to the Purchaser and Designee.

3.5
The Purchaser’s Further Assurance. The Purchaser guarantees to procure the Purchaser or Designee to transfer, after the completion of the PRC Closing, 20% of the equity interests in Jingguanxincheng to the management of Jingguanxincheng as set out in Appendix D in consideration of RMB 1.

3.6	Cash of RMB 9,000,000. The Vendor shall guarantee at the Closing Date, the cash registered in the company account of Jingguanxincheng and Jingshijingguan shall not be less than RMB 9,000,000.
4.	CLOSING PAYMENT
The Purchaser, the Vendor and the Covenantor jointly agree that the transfer of Company Shares and the transfer of Domestic Equity Interests under this Agreement shall be seemed as mutual premises and indivisible. The total consideration of the above transaction shall be US$ 24,000,000 or Renminbi of equivalent amount (the “Closing Payment”) (the exchange rate of US$ and RMB under or relating to this Agreement shall be 1: 6.827).
The Purchaser or the Designee will purchase the Company Shares and pay US dollars to Vendor (“Foreign Closing Payment”). The Purchaser or the Designee and the Vendor shall jointly procure the transfer of Domestic Equity Interests, for which the Purchaser or its Designee shall pay Renminbi to the Vendor or its affiliates (“PRC Closing Payment”).
Notwithstanding how the specific number of Foreign Closing Payment and PRC Closing Payment is determined, the sums of Foreign Closing Payment and PRC Closing Payment shall be equal to the Closing Payment.
4.1	Foreign Closing Payment.
(a)	The Purchaser, the Vendor and the Covenantor jointly agree that the payment of Company Shares transferred from the Vendor to the Purchaser or Designee under this Agreement shall be US$ 15,943,753.00;
(b)
The Purchaser or Designee shall pay 30% of the Foreign Closing Payment to XSEL, the designee of the Vendor by cash remittance after the execution of this Agreement, in accordance with the payment instruction specifying the company name, account, payment time issued to the Purchaser from the Vendor;

(c)
The Purchaser or Designee shall pay 60% of the Foreign Closing Payment to XSEL, the designee of the Vendor in cash dollars within three (3) Business Days after the Alteration Registration Date of Domestic Equity Interests in respect of Jingguanxincheng.

(d)
10% of the Foreign Closing Payment shall be the security deposit of the Vendor and the Covenantor, which will be paid by the Purchaser or Designee to XSEL, the designee of the Vendor, within the first working week in 2011, provided, by 12 PM December 31, 2010, there are not any breach by the Vendor and the Covenantor of any representation and warranty, and none of the Company, the PRC Company or any equity interests being transferred being alleged any recourse or any other rights by any third parties due to the reason happened before the alteration registration of the relevant equity interests; otherwise, the Purchaser shall deduct the relevant Losses from the 10% of the Foreign Closing Payment and pay the remaining (if any) to XSEL, the designee of the Vendor during the aforesaid time limit.

4.2	PRC Closing Payment.
(a)
The Purchaser, the Vendor and the Covenantor jointly agree that the consideration of Domestic Equity Interests transferred from the Covenantor to the Purchaser or Designee under this Agreement shall be PRC Closing Payment;

(b)	PRC Closing Payment shall be RMB 55,000,000, of which RMB 41,000,000, and RMB 14,000,000 shall be respectively the consideration of the equity interests of Jingguanxincheng and Jingshijingguan;
(c)
The Purchaser or Designee shall pay 30% of the PRC Closing Payment in respect of Jingguanxincheng (which is RMB 12,300,000) to the Covenantor or its designated party after the execution of equity transfer agreement in respect of Jingguanxincheng, in accordance with the payment instruction specifying the company name, account, payment time issued to the Purchaser from the Vendor; the Purchaser or Designee shall procure the Designee to pay 30% of the PRC Closing Payment in respect of Jingshijingguan (which is RMB 4,200,000) to the Covenantor or its designated party in cash after the execution of equity transfer agreement in respect of Jingshijingguan, in accordance with the payment instruction specifying the company name, account, payment time issued to the Purchaser from the Vendor.

(d)
The Purchaser or the Designee shall pay 60% of the PRC Closing Payment in respect of Jingguanxincheng (which is RMB 24,600,000) to the Covenantor or its designated party in cash with three (3) business days after the Alteration Registration Date of the Domestic Equity Interests in respect of Jingguanxincheng; the Purchaser or the Designee shall pay 60% of the PRC Closing Payment in respect of Jingshijingguan (which is RMB 8,400,000) to the Covenantor or its designated party in cash with three (3) business days after the Alteration Registration Date of the Domestic Equity Interests in respect of Jingshijingguan.

(e)
10% of the PRC Closing Payment shall be the security deposit of the Vendor and the Covenantor, which will be paid by the Purchaser or Designee within the first working week in 2011, provided, by 12 PM December 31, 2010, there is no breach by the Vendor and the Covenantor of any representation and warranty, and none of the Company, the PRC Company or any equity interests being transferred being alleged any recourse or any other rights by any third parties due to the reason happened before the alteration registration of the relevant equity interests; otherwise, the Purchaser shall deduct the relevant losses from the 10% of the PRC Closing Payment and pay the remaining (if any) to the Vendor during the aforesaid time limit.

4.3	Delays in Payment.
If the Purchaser or the Designee defaults in the payment of any of the Closing Payment, the Purchaser or the Designee shall pay to the Vendor or the Covenantor on such overdue amounts thereafter until payment in full at the rate of 12% per annum, provided that such remedies contained in this Clause 4.3, which shall be without prejudice to any other rights and remedies available to the Vendor and the Covenantor.
5.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE VENDOR AND THE COVENANTOR
Subject to those disclosed in written in this Agreement or the Appendices, the Vendor and the Covenantor hereby represent and warrant to the Purchaser that the following statements are true, correct and complete as of the date hereof:
5.1	In Respect of the Company and Each PRC Company:
(a)
Organization, Standing and Power. It is a company duly organized, validly existing, and in good standing under the laws of jurisdiction of incorporation, has all requisite corporate power and authority to carry on its businesses, and is duly qualified and in good standing in each jurisdiction where it conducts business;

(b)
Corporate Records. It has provided the Purchaser all the minute books and corporate records, complete and correct copies of which in respect of all the Company and PRC Company, true, correct and complete in all material respects;

(c)
Contingent Rights and Obligations. There exists no litigation to which the Company and each PRC Company is involved, nor the possibility of claiming rights against the Company and each PRC Company to which third party is entitled or probably entitled.

(d)	Capital Structure.
(i)
The capital structure of the PRC Companies immediately prior to and following the Alteration Registration Date of Domestic Equity Interests and the capital structure immediately prior to and following the Alteration Registration Date of Foreign Equity Interests will be set out in Appendix B and Appendix C, respectively.

(ii)	No equity interests is subject to any Encumbrance or any third party rights (except for the Share Arrangements and Business Operation Agreements listed in Appendix A).
(e)
Branches. It does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity, and is not a participant in any joint venture, partnership, or similar arrangement, except as set out in Appendix B and Siwei Media.

(f)	Tax. The Company and each of the PRC Company have paid the tax payable before the execution date of this Agreement in accordance with the laws and regulations.
5.2	Material Contracts of PRC Company.
(a)	The Intra-group Arrangements
(i)
The Vendor, the Covenantor, Jingguanxincheng and Jingshijingguan have already executed the Share Arrangements and Business Operation Agreements as listed in Appendix A, in accordance to which, the Company is the defacto controller of all the equity interests in Jingguanxincheng and Jingshijingguan, and the Company may request the Covenantor to transfer all of the equity interests in Jingguanxincheng and Jingshijingguan at any time to anyone designated by the Company in consideration of PRC Closing Payment.

(ii)
It is agreed by the parties that the Share Arrangements and Business Operation Agreements shall become ineffective upon the date of the execution of this Agreement, in order that the Designee designated by the Purchaser can acquire all the equity interests of Jingguanxincheng and Jingshijingguan.

(b)	Business Contracts
With respect to the business agreements or contracts of the Company, Jingguanxincheng or Jingshijingguan, (i) Jingguanxincheng and Jingshijingguan have already signed a series of material business contracts, which are listed in Appendix A, according to which Jingguanxincheng has the right to act as the sole advertising agency for The Economic Observer and other related rights; (ii) except for (i) or otherwise stated in the Appendices of this Agreement, Jingguanxincheng and Jingshijingguan do not have any other material agreements or arrangements which have caused or will cause Jingguanxincheng or Jingshijingguan to afford any obligations as of the date hereof; and (iii) the Vendor and the Covenantor further covenant and guarantee, as of the date hereof, except as disclosed in this Agreement or the Appendices, there is no other items need to be disclosed and none of the Company or the PRC Company exist any potential liability, and the Vendor and the Covenantor shall afford unconditionally all the Losses or compensation liability caused by any items not disclosed.

5.3	The Vendor and the Covenantor
(a)	Organisation and Qualification. It is a legal entity duly organised and validly existing under the laws of its jurisdiction of incorporation;
(b)
Power and Authority. It has completed all corporate or other action required to authorise, and has duly authorised, the execution, delivery and performance of this Agreement and upon due execution and delivery the same will constitute its legal, valid and binding obligations enforceable in accordance with its terms;

(c)
Compliance with Laws and Other Instruments. It holds, and at all times has held all licenses, permits, and authorizations from all Governmental Department necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations. There are no violations or claimed violations of any such license, permit, or authorization, or any such statute, law, ordinance, rule or regulation; and

(d)
Corporate Governance. Neither the execution and delivery of this Agreement nor the performance by it of its obligations under this Agreement will (i) conflict with or result in any breach of its charter documents; (ii) require any Approvals by Governmental Department, (iii) conflict with, result in a breach or default of, or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien, charge, Encumbrance, or restriction upon any of the properties or assets of it or its shares.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER
The Purchaser hereby represents, warrants and covenants to the Vendor and the Covenantor that each of the following statements is true and correct:
6.1	Organization and Qualification. It is a legal entity duly organised and validly existing under the laws of its jurisdiction of incorporation.

6.2
Authorization. It has taken all corporate or other action required to authorise, and has duly authorised, the execution, delivery and performance of this Agreement and upon due execution and delivery the same will constitute its legal, valid and binding obligations enforceable in accordance with its terms.

6.3
Power and Authority. It has full power and authority to make the covenants and representations referred to herein and to purchase the Company Shares and to execute, deliver and perform this Agreement. It has the capacity to pay the Closing Payment and other payment as provided in this Agreement to the Vendor.

6.4
Compliance with Laws and Other Instruments. It holds, and at all times has held all licenses, permits, and authorizations from all Governmental Department necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations. There are no violations or claimed violations of any such license, permit, or authorization, or any such statute, law, ordinance, rule or regulation.

6.5
Corporate Governance. Neither the execution and delivery of this Agreement nor the performance by it of its obligations under this Agreement will (i) conflict with or result in any breach of its charter documents; (ii) require any Approvals by Governmental Department, (iii) conflict with, result in a breach or default of, or give rise to any right of termination, cancellation or acceleration or result in the creation of any Encumbrance upon any of the properties or assets of it or its shares.

7.	INDEMNITY
7.1
Indemnity of the Non-breaching Party. The party who breaches this Agreement shall indemnify and will keep indemnified and save harmless the non-breaching party from and against any out-of-pocket losses (collectively, the “Losses”), provided expect to the extent any such Losses are not caused by the wilful misconduct and/or gross fault negligence of the breaching party. For the purpose of this Agreement, Losses do not include any consequential losses or any anticipation interests.

It is agreed by parties that any breach of any representation, warranty or covenant made in this Agreement shall be deemed as a breach of this Agreement.
7.2	Costs. For the purposes of this Clause 7, “Losses” includes reasonable lawyers’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses.
7.3
After the execution of the PRC equity transfer agreement and foreign equity transfer agreement, if the Vendor defaults in any of the said agreements, the Purchaser shall have the right to terminate all the said agreements. The Vendor shall refund all the equity transfer payments of within three (3) days after termination, and pay interest at an annual rate of 12% to the Purchaser,.

After the execution of the PRC equity transfer agreement and foreign equity transfer agreement, in the event that any party cannot duly perform its obligations under any of the agreements as a result of Force Majeure, the Purchaser hall have the right to terminate all the said agreements. The Vendor shall refund all the equity transfer payments to the Purchaser within three (3) days after the termination.
7.4
Third Party Claims. A party entitled to indemnification hereunder (an “Indemnified Party”) shall notify promptly the indemnifying party (the “Indemnifying Party”) in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Agreement. The Indemnifying Party shall take reasonable steps necessary to protect the Indemnified Party from being liable to any indemnity, and Indemnified Party shall proceed with relating legal procedures in active cooperation with Indemnifying Party.

7.5	Settlement of Claims.
No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim, (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party and (iii) does not include any injunctive or other non-monetary relief.
8.	TERMINATION
8.1	Termination. This Agreement may be terminated at any time prior to the latter of the Alteration Registration Date of Domestic Equity Interests of Jingguanxincheng or Jingshijingguan:
(a)
by the Purchaser if, between the date hereof and the latter of the Alteration Registration Date of Domestic Equity Interests of Jingguanxincheng or Jingshijingguan: (i) the Vendor shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it or (ii) the Vendor, the Covenantor or the PRC Company makes a general assignment for the benefit of creditors, or any proceeding is instituted by or against the Vendor, the Covenantor, the PRC Company seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law related to bankruptcy, insolvency or reorganization;

(b)
by the Vendor if, between the date hereof and the latter of the Alteration Registration Date of Domestic Equity Interests of Jingguanxincheng or Jingshijingguan: (i) the Purchaser shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it or (ii) the Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser seeking to adjudicate the Purchaser in question bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law related to bankruptcy, insolvency or reorganization;

(c)
by the Purchaser or the Vendor in the event that any PRC Governmental Agencies shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(d)	by the written consent of the Purchaser and the Vendor.
8.2
Where the Alteration Registration Date of Domestic Equity Interests fails to occur as of August 31, 2010, either party shall be entitled to terminate this Agreement unilaterally in advance provided that he or she is not in breach of this Agreement and the nonoccurrence of such date is not caused by any reason attributable to such party.

If this Agreement is terminated for any reason, all parties shall assist each other in order to unwind the transactions so as to restore to the status of the other parties to the former state before the execution of this Agreement.
9.	CONFIDENTIALITY AND NON-DISCLOSURE
9.1
Non-Disclosure of Terms. The terms and conditions of this Agreement and the Ancillary Agreements, including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than by the breach of the confidentiality obligations hereunder.

9.2
Press Releases, Etc. Any press release issued by any party hereto or any member of the Group in relation to this Agreement shall be approved in advance in writing by the each Party to this Agreement, whose consent shall not be unreasonably withheld. No other announcement regarding any of the terms set out in this Agreement in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of each Party to this Agreement, whose consent shall not be unreasonably withheld.

9.3
Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the terms set out in this Agreement to its current or bona fide, employees, bankers, lenders, partners, accountants and attorneys and other professional advisers, in each case only where such persons or entities are under appropriate non-disclosure obligations.

9.4
Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence or terms of this Agreement or the Ancillary Agreements in contravention of the provisions of this Clause, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party. In the event that disclosure of relevant agreements is sufficient to meet the disclosure requirement, the Disclosing Party shall keep confidential this Agreement.

9.5
Other Information. The provisions of this Clause shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.

10.	MISCELLANEOUS
10.1
Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

10.2
Governing Law and Jurisdiction. Offshore matters in this Agreement shall be governed by and construed in accordance with the laws of Hong Kong; while domestic matters in this Agreement shall be governed by and construed in accordance with the laws of PRC.

10.3
Arbitration. Any dispute, controversy or claim out of or relating to this Agreement, or the breach, termination or invalidity of this Agreement and its Appendices, shall be settled by binding arbitration by China International Economic & Trade Arbitration Commission (“CIETAC”) in accordance with its arbitration rules as present in force in Beijing in the manner set forth in this Clause 10.3:

(a)
The procedures of this Clause 10.3(b) may be initiated by a written notice (a “Dispute Notice”) given by one party (a “Claimant”) to the other, but not before thirty (30) days have passed during which the parties have been unable to reach a resolution. The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute in reasonable detail and (ii) documentation, if any, supporting the Claimant’s position on the dispute. Within twenty (20) days after the other party’s (the “Respondent”) receipt of the Dispute Notice and accompanying materials, the dispute shall be resolved by binding arbitration in Beijing under the CIETAC arbitration rules. All arbitration procedures pursuant to this paragraph (a) shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding;

(b)
The parties shall agree on a single arbitrator to resolve the dispute. If the parties fail to agree on the designation of an arbitrator within a twenty (20)-day period the CIETAC shall be requested to designate the single arbitrator. If the arbitrator becomes disabled, resigns or is otherwise unable to discharge the arbitrator’s duties, the arbitrator’s successor shall be appointed in the same manner as the arbitrator was appointed;

(c)
Any award arising out of arbitration (i) shall be binding and conclusive upon the parties; (ii) shall be limited to a holding for or against a party, and affording such monetary remedy as is deemed equitable, just and within the scope of this Agreement; (iii) may not include special, indirect, incidental, consequential, special, punitive or exemplary damages or diminution in value; (iv) may in appropriate circumstances include injunctive relief; and (v) may be entered in a court .

(d)
Arbitration shall not be deemed a waiver of any right of termination under this Agreement, and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to termination in accordance with this Agreement;

(e)	The arbitrator may not limit, expand or otherwise modify the terms of this Agreement;
(f)
Each party shall bear its own expenses incurred in any arbitration or litigation, but any expenses related to the compensation and the costs of the arbitrator shall be borne equally by the parties to the dispute;

(g)
If any action or proceeding is commenced to construe or enforce this Agreement or the rights and duties of the parties hereunder, then the party prevailing in that action, and any appeal thereof, shall be entitled to recover its attorney’s fees and costs in that action or proceeding, as well as all costs and fees of any appeal or action to enforce any judgment entered in connection therewith.

10.4	Counterparts. This Agreement shall be entered into in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
10.6
Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon postal service delivery, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or by facsimile at the facsimile number set out on the signature page hereof, or at such other address or facsimile number as such party may designate by two (2) days’ advance written notice to the other parties.

To the Purchaser

Business Address: 20F Sci-tech Tower, No. 22 Jianguomenwai Avenue, Chaoyang District, Beijing
Tel: 010 65123322
Fax: 01065123551
Attention: Liu Jianping
To the Vendor

Business Address: 18F, Tower A, Winnerless Center, No. 1 Xidawang Road, Chaoyang District, Beijing
E-mail: amanda.gong@xsel.com
Fax: 010 85676074
Attention: Gong Huina
To the Company

Business Address: 18F, Tower A, Winnerless Center, No. 1 Xidawang Road, Chaoyang District, Beijing
E-mail: amanda.gong@xsel.com
Fax: 010 85676074
Attention: Gong Huina
To the Covenantor

Business Address: 18F, Tower A, Winnerless Center, No. 1 Xidawang Road, Chaoyang District, Beijing
E-mail: amanda.gong@xsel.com
Fax: 010 85676074
Attention: Gong Huina
10.7	Expenses. Each of the parties hereto shall be responsible for its own costs and expenses incurred in the preparation, negotiation and execution of this Agreement.

10.8
Severability. If any provision of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

10.9	Language. This Agreement shall be executed in Chinese.
— EXECUTION PAGE FOLLOWS —

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
The Purchaser
For and on behalf of China Oceanwide Holdings Group Co., Ltd.

By:	/s/ Yu Zheng

	Name:	Yu Zheng
	Title:	Vice President
Address of the Purchaser:
20F, Tower A, Minsheng Financial Center, No. 28 Jianguomennei Avenue, Dongcheng District, Beijing
Telephone: 010 65123322
Facsimile: 010 65123551

The Company
For and on behalf of EO Publications Development Limited

By:	/s/ Chen Wenqiao

	Name:	Chen Wenqiao
	Title:	Director
Address of the Company:
18F, Tower A, Winterless Center, No. 1 Xidawang Road
Telephone: 010-85676026
Facsimile: 010 85676074

The Vendor
For and on behalf of Century Effort Limited

By:	/s/ Chen Wenqiao

	Name:	Chen Wenqiao
	Title:	Director
Address of the Vendor:
18F, Tower A, Winterless Center, No. 1 Xidawang Road
Telephone: 010-85676026
Facsimile: 010 85676074

The Covenantor
For and on behalf of Beijing Taide Advertising Co., Ltd.

By:	/s/ Wang Yonghong

	Name:	Wang Yonghong
	Title:	Legal Representative
Address of the Company:
18F, Tower A, Winterless Center, No. 1 Xidawang Road
Telephone: 010-85676026
Facsimile: 010 85676074

Appendix A
Material Contracts
1.	Share Arrangements and Business Operation Agreements
(a)
The Share Arrangements and Business Operation Agreements entered into by and among EO Publications Development Limited, Beijing Taide Advertising Co., Ltd., and Beijing Jingguanxincheng Advertising Co., Ltd..

(b)
The Share Arrangements and Business Operation Agreements entered into by and among EO Publications Development Limited, Beijing Taide Advertising Co., Ltd., and Beijing Jingshijingguan Advertising Co., Ltd..

2.	Material Business Contracts
(a)
The Amended and Restated Business Cooperation Agreement dated as of November 6, 2006 entered into by and among the Economic Observer, Guangzhou Jingshi Culture Communication Co., Ltd., Beijing Jingguanxincheng Advertising Co., Ltd. and Beijing Jingshijingguan Advertising Co., Ltd.

(b)
The Amended and Restated Business Cooperation Contract dated as of November 6, 2006 entered into by and among Shandong Sanlian Group Co., Ltd., Shandong Economic Observer Newspaper Co., Ltd., the Economic Observer and Beijing Jingguanxincheng Advertising Co., Ltd.

(c)
The Economic Observer Transfer Agreement dated as of November 6, 2006 entered into by and among Shandong Sanlian Group Co., Ltd., Shandong Economic Observer Newspaper Co., Ltd., the Economic Observer and Beijing Jingguanxincheng Advertising Co., Ltd.

Appendix B
Corporate Details of the Group as at the date of this Agreement
1.	The Company

Name	EO Publications Development Limited
Date and Place of Incorporation	March 2, 2010 / British Virgin Islands

Incorporation Number	1573253
Registered Address	P.O. Box 957, Offshore Incorporations Centre,
Road Town, Tortola, British Virgin Islands
Registered Capital	USD 50,000
Authorized Capital Issued Capital	USD 1

Number of Ordinary
Shareholder	Name	Shares

	Century Effort Limited	1

	Total:	1
Director(s)	Chen Wenqiao
Company Secretary	Offshore Incorporations Limited

2.	PRC Company
a.	Jingguanxincheng

Name	Beijing Jingguanxincheng Co., Ltd.

Date and Place of Incorporation	February 25, 2006, PRC
Registration number	1101111930073

Registered Address	No. 18-C66 Jianshe Road, Kaixuan Avenue, Fangshan District, Beijing
Registered Capital	RMB5,000,000

Shareholder	Name	Shareholding

	Beijing Taide Advertising Co., Ltd.	RMB5,000,000 (100%)
	Total:	RMB5,000,000 (100%)
Legal Representative	Chen Liyi
Director & Management	Chen Liyi, Chen Hui, Wang Yongjing, Zhu Shan, Chen Wenqiao, Fredy Bush and Graham Earnshaw
Business Scope	Act as an advertising agency and release advertisement
Business term	January 25, 2006 — January 24, 2056

b.	Jingshijingguan

Name	Beijing Jingshijingguan Advertising Co., Ltd.

Date and Place of Incorporation	PRC
Registration number	1101111970696

Registered Address	No. 18-C68 Jianshe Road, Kaixuan Avenue, Fangshan District, Beijing
Registered Capital	RMB6,000,000

Shareholder	Name	Shareholding

	Beijing Taide Advertising Co., Ltd.	RMB3,000,000 (50%)
	Beijing Jingguanxincheng Co., Ltd.	RMB3,000,000 (50%)
	Total:	RMB6,000,000 (100%)

Legal Representative	Chen Hui
Director & Management	Chen Hui, Lai Juntao, Chen Wenqiao
Business Scope	Act as an advertising agency and release advertisement; Undertake exhibitions; Organize cultural and art exchange activities (except performance); Information Consultation (except agency services); Technology development, technical services and technical training.
Business term	June 9, 2006 — June 9, 2056

Appendix C
Corporate Details of the Group immediately following Closing Date
A.	The Company

Name	EO Publications Development Limited
Date and Place of Incorporation	March 2, 2010 / British Virgin Islands

Incorporation Number	1573253
Registered Address	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands
Registered Capital	USD 50,000
Authorized Capital Issued Capital	USD 1

Number of Ordinary
Shareholder	Name	Shares

	☐	1

	Total:	1
Director(s)	☐
Company Secretary	☐

B.	Jingguanxincheng

Name	Beijing Jingguanxincheng Co., Ltd.

Date and Place of Incorporation	February 25, 2006, PRC
Registration number	1101111930073

Registered Address	No. 18-C66 Jianshe Road, Kaixuan Avenue, Fangshan District, Beijing
Registered Capital	RMB5,000,000

Shareholder	Name	Shareholding

Total:

Legal Respresentative Director & Management
Business Scope	Act as an advertising agency and release advertisement
Business term	January 25, 2006 — January 24, 2056

C.	The Subsidiaries

1.	Beijing Jingshijingguan Advertising Co., Ltd.

Name	Beijing Jingshijingguan Advertising Co., Ltd.

Date and Place of Incorporation	PRC
Registration number	1101111970696

Registered Address	No. 18-C68 Jianshe Road, Kaixuan Avenue, Fangshan District, Beijing
Registered Capital	RMB6,000,000

Shareholder	Name	Shareholding

Total:

Legal Representative Director & Management
Business Scope	Act as an advertising agency and release advertisement; Undertake exhibitions; Organize cultural and art exchange activities (except performance); Information Consultation (except agency services); Technology development, technical services and technical training.
Business term	June 9, 2006 — June 9, 2056

Appendix D
The Management
Liu Jian (ID number: 110105196609047758); Wang Yongjing (ID number: 372424197207286529); Piao Chunhua (ID number: 370602197312183426); Wang Shengzhong (ID number: 110108196812260078) etc.

Appendix E
Disclosure Schedule
I.	Staff List of Jingguanxincheng

Starting Time and Ending
Name	Salary Composition	Time of Labor Contract

II.	Staff List of Jingshijingguan

Starting Time and Ending
Name	Salary Composition	Time of Labor Contract

III.	List of agreements of Jingguanxincheng which are effective as of the date of this Agreement.

IV.	List of agreements of Jingshijingguan which are effective as of the date of this Agreement.

V.
The Agreement dated December 18, 2007 in respect of the newspaper of the Investors (formelly named People Focus Weekly) as well as the lawyer’s letter issued by Hunan Qiyuan Law Firm dated February 4, 2009 and April 8, 2010.

VI.	Financial information of Jingguanxincheng as of the date of this Agreement.

VII.	Financial information of Jingshijingguan as of the date of this Agreement.

Appendix F
Financial Statements of Jingguanxincheng as of March 31, 2010

Appendix G
Financial Statements of Jingshijingguan as of March 31, 2010

Appendix H
List of all Cash Income and Expenses in respect of Jingguanxincheng and
Jingshijingguan from Accounting Date and the Date of this Agreement

Appendix I
Current Account in respect of Jingguanxincheng and Jingshijingguan Needed To
Be Settled